EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES APRIL CASH DISTRIBUTION

   Dallas, Texas, April 20, 2009 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.030901 per unit, payable on May 14, 2009, to unitholders of record on April 30, 2009.  The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,062,000	74,000	$ 3.28

Prior Month Distribution	2,197,000	71,000	$ 4.49

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   XTO Energy has advised the trustee that three wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $2,000,000, production expense of $1,991,000 and overhead of $847,000 in determining the royalty payment to the Trust for the current month.

Development Costs

   XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $4 million to $2 million beginning with the April 2009 distribution and expects it to remain at that level through the June 2009 distribution.  At that time, XTO Energy will consider further reducing the development cost deduction.  The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

For more information on the Trust, please visit our web site at www.hugotontrust.com.

* * *

Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800